Exhibit 10.14

EXECUTION COPY

PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT (this “Agreement”), dated as of December 8, 2006, is entered into by and between AutovaxID Investment LLC, a Missouri limited liability company (“Fund”), U.S. Bancorp Community Investment Corporation, a Delaware corporation (“USB CIC”), and Biolender II, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, USB CIC is the sole member of Fund, with USB CIC owning a 100% interest in the capital, profits, losses, cashflow, deductions and credits of Fund (such interests is the “Interest”); and

WHEREAS, Fund has invested in a “qualified equity investment” in St. Louis New Markets Tax Credit Fund-II, LLC, a Missouri limited liability company, and expects to be allocated New Markets Tax Credits pursuant to Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such investment beginning on December 8, 2006;

WHEREAS, the Fund, USB CIC and Purchaser have entered into that certain put option agreement (“Put Option Agreement”) dated as of the date hereof pursuant to which USB CIC has the option to put the Interest to the Purchaser; and

WHEREAS, USB CIC desires to grant to Purchaser the right to purchase the Interest on the terms and subject to the conditions set forth herein; and

WHEREAS, Fund consents to Purchaser’s ability to purchase the Interest on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. For a period of three (3) months commencing on the day following the expiration of the put rights under the Put Option Agreement (the “Exercise Period”), Purchaser shall have the right to purchase the Interest, if USB CIC did not exercise its right under the Put Option Agreement. If Purchaser elects to exercise its purchase right, it shall do so by (i) giving written notice to the USB CIC at any time during the Exercise Period or not more than 30 days before the beginning of such Exercise Period, and (ii) agreeing that the closing of the purchase pursuant to this Agreement shall occur not more than 30 days after the date on which said notice was delivered. The sales price for the Interest shall be the fair market value of the Interest at the time of the delivery of the notice.

The fair market value of the Interest shall be determined through independent appraisers. The Purchaser and USB CIC shall each select an independent appraiser, who shall give an appraisal of the fair market value of the Interest. The final determined fair market value of the interest shall be determined as follows: (A) if the higher appraisal is within ten percent (10%) of the lower of the two appraisals, the fair market value shall be the average of the two appraisals;

(B) if the difference between the two appraisals is greater than ten percent (10%) of the lower of the two appraisals, then the fair market value shall be the lower of the two appraisals plus one-third (1/3) of the difference between the two appraisals.

The entire sales price for the Interest shall be paid to USB CIC at the closing in cash or immediately available funds, unless otherwise mutually agreed. Each party shall be responsible for the costs of its own attorneys’ fees and other charges incurred in connection with the closing. Upon receipt of the sales price, USB CIC shall transfer its interest free and clear of any liens, charges, encumbrances or interests of any third party and shall execute or cause to be executed any documents required to fully transfer such interest. As of the effective date of such closing, USB CIC shall have no further interest in the Fund. If Purchaser fails to exercise its purchase option pursuant to this Agreement or the closing of the sale pursuant to this Agreement does not occur within the 30-day period as set forth above following delivery of an exercise notice, unless otherwise mutually agreed, this Agreement shall terminate.

2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, personal representatives, successors and assigns. No party to this Agreement may assign the rights under this Agreement without the consent of each other party hereto. Any amendment(s) to this Agreement shall be effective only if set forth in writing and signed by each party hereto.

3. Each provision of this Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

4. No party hereto shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such party. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

5. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

6. The execution of this Agreement constitutes the consent required of USB CIC under Section 9.01 of the Fund’s Operating Agreement in order to transfer the Interest.

7. This Agreement and any amendments hereto may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart. This Agreement may also be executed as facsimile originals and each copy of this Agreement bearing the facsimile transmitted signature of any party’s authorized representative shall be deemed to be an original.

[No further text on this page; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

AutovaxID Investment LLC, a Missouri limited liability company

By:	St. Louis Development Corporation
Its:	Manager

	By:	/s/ Rodney Crim
Rodney Crim
	Its:	Executive Director

U.S. Bancorp Community Investment Corporation, a Delaware corporation

	By:	/s/ Matthew Philpott
Matthew Philpott
	Its:	Business Development Associate

Biolender II, LLC, a Delaware limited liability company

By:	Biovest International, Inc.
Its:	Member

	By:	/s/ Steven Arikian
Steven Arikian, M.D.
	Its:	Chairman & CEO